FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
investor.relations@corelab.com

CLB Q2 2013: DEEPWATER DRIVES MOST PROFITABLE QUARTER EVER;
ALL-TIME QUARTERLY HIGHS FOR REVENUE, NET INCOME, AND EPS;
CORE RAISING 2013 EPS GUIDANCE MIDPOINT BY $0.09

AMSTERDAM (17 July 2013) - For the second quarter of 2013, Core Laboratories N.V. (NYSE: "CLB US" and NYSE Euronext: "CLB NA") posted the most profitable quarter in Company history, with record results driven by worldwide deepwater hydrocarbon developments. This marked the third consecutive quarter in which Core has posted all-time quarterly records for revenue, net income, and earnings per diluted share (“EPS”). The Company reported a 10% increase over second quarter 2012 net income, excluding foreign currency translations in 2013 ("ex-fx") and year-ago non-recurring items ("ex-items"), to $60,904,000, and EPS was $1.32, up 14% over the year-earlier period. Second quarter 2013 revenue increased 7%, year-over-year, to a record $263,139,000, while operating income, ex-fx and ex-items, increased 10% to $83,500,000. Year-over-year quarterly operating margins, ex-fx and ex-items, increased 100 basis points to 32%, the highest quarterly operating income margin ever reported by Core, while quarterly incremental margins were 46% over the same period.

Second quarter 2013 free cash flow (“FCF”), defined as cash from operations less capital expenditures, reached $58,751,000, an all-time high for any second quarter in Company history. For the first half of 2013, Core has converted 23 cents of each revenue dollar into FCF. During the quarter, Core returned over $67,359,000 to its shareholders via dividends of approximately $14,688,000 and share repurchases totaling approximately $52,671,000. The Company repurchased 377,969 shares during the second quarter of 2013, lowering the Company's outstanding diluted share count to 45,971,000, a 15-plus year low. The Company's share repurchase program, now more than a decade in duration, has reduced Core's diluted share count by over 37,000,000 shares. The Company's Shareholder Capital Return Program has returned almost $1.5 billion via diluted share count reductions and special and quarterly dividends over the 10-plus year period.

The Company's improved year-over-year and sequential quarterly and first half results reflect Core's continued focus on international crude-oil developments -- especially those in deepwater, unconventional tight oil plays in North America and evaluation of several high potential international unconventional crude oil and natural gas opportunities.

Comparing the first six months of 2013 with the first half of 2012, Core's revenue increased 9% to $524,066,000; ex-fx and ex-items, net income increased 11% to $117.4 million, and EPS increased 15% to $2.54. Operating margins, ex-fx, averaged 31% for the first six months of 2013, up 80 basis points over the year-earlier period, ex-items. FCF for the first six months of 2013 reached a record $118,566,000.

As reported in previous quarters, the Board of Supervisory Directors (“Board”) of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital (“ROIC”) in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Comp Group. Moreover, the Company had the highest ROIC to Weighted Average Cost of Capital (“WACC”) ratio in its Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude foreign currency translations and one-time items from the year-ago quarter.

Reservoir Description

Reservoir Description operations, which focus primarily on worldwide crude-oil developments, reported an all-time quarterly high revenue of $129,222,000 for the second quarter of 2013, up 2% from year-ago levels. Operating income was $37,649,000, the second highest quarterly total ever reported, down slightly from the all-time quarterly high established in last year's (more than) robust second quarter. Operating income levels and margins were affected by a number of second quarter transitory issues including the second most difficult seasonal breakup in Canada over the last ten years coupled with rain-related issues in the Bakken area. In addition, drilling related issues in evaluating unconventional shale reservoirs in Australia pushed out additional revenue originally expected in the second quarter to later periods. The Company believes without these transitory issues that Reservoir Description would have posted its most profitable quarter in Company history in the second quarter of 2013. Normalized international rig counts grew at only 4% year-over-year, a rate that Core believes should trend higher during the second half of 2013.

Core continued to conduct a high volume of reservoir fluid phase behavior studies, with projects concentrated on crude oils, natural gases, and interstitial waters from predominantly deepwater fields in the “Golden Triangle”, areas bounded by the deepwater Gulf of Mexico ("GOM"), eastern Brazil, and West Africa. The analyses of these reservoir fluids are conducted in the laboratory at reservoir temperatures and pressures that can exceed 250 degrees Fahrenheit and 20,000 pounds per square inch, respectively. Core, using proprietary techniques, has the ability to change hydrocarbon phases from a liquid state to a gaseous state and back again, simulating reservoir changes that will occur over the life of the production of the deepwater field. Knowledge of fluid phase behavior is used by oil companies to plan production programs to maximize daily production rates and ultimate crude oil recovery rates. These fluid phase behavior changes occur by either increasing or decreasing reservoir pressure, volume or temperature ("PVT") according to specific production programs that are being evaluated for the field.

Core has the ability to fractionate, distill, and characterize each hydrocarbon phase to better understand the value stream that will be created over decades of future production. These data sets are mission-critical for economic justification of the billions of dollars of investment required to develop deepwater fields, especially those that may be undersaturated in natural gases and trending towards lower-than-average ultimate recovery rates.

In cooperation with the major Lower Tertiary operating companies in the ultra-deepwater Gulf of Mexico, Core has been developing reservoir-fluid-based phase behavior technology related to High Pressure (“HP”) miscible gas displacements designed to increase initial recovery rates and improve secondary and tertiary recovery projects. Laboratory-scale, reservoir-condition HP dynamic flow tests using various combinations of lean hydrocarbon gases, nitrogen, carbon dioxide, and natural gas liquids have yielded encouraging results. Long-term HP injections of various miscible and inert gases and liquids into undersaturated reservoirs are typically required to significantly increase total hydrocarbon recovery. Core, an industry leader in HP enhanced oil recovery (“EOR”) testing, believes that the evolution of its proprietary HP EOR technology could boost recovery levels of the original oil in place to 20% or higher in Lower Tertiary fields in the GOM. Several current industry estimates of recovery rates from Lower Tertiary reservoirs range from only 8% to 13%.

Similar HP EOR technology could be applied to increase hydrocarbon recovery rates for undersaturated reservoirs in pre-salt sequences in the deepwater offshore Brazil. Current recovery rates for several Santos Basin fields are projected to be slightly below the worldwide average of 40%.

In the Middle East, Core is conducting an ever increasing amount of EOR projects, including major projects in Kuwait, Saudi Arabia, the United Arab Emirates, Iraq and Kurdistan. To meet this increased demand the Company is commissioning several mobile PVT units to be added to the Company's existing fleet of units. The new units are expected to be deployed over the next several quarters.

Production Enhancement

Core's Production Enhancement operation, which focuses on deepwater developments and North American unconventional plays, posted its best quarter in Company history, with revenues increasing 11% over the year-earlier quarter to $110,199,000 and operating income increasing 26% to $37,962,000. Operating margins expanded to 34%, driven by deepwater projects in the Gulf of Mexico and West Africa and continued market penetration by the Company's fracture diagnostic technologies and HTD-BlastTM perforating systems.

In the deepwater Gulf of Mexico, Core continues to apply its patented and proprietary SpectraMarkTM, SpectraStimTM, SpectraChem® (including SpectraChem®Plus and SpectraChem®Express) tracer technologies, along with its SpectraScan® and PackScan® diagnostic logging technologies, to optimize completions and stimulation programs. Offshore West Africa, Core is using SpectraChem tracers to monitor an early-stage water-injection program designed to boost field production to record levels in what should become a life-of-field project.

The Company introduced its proprietary FlowProfilerTM oil-based tracer technology during the second quarter. FlowProfiler provides data sets that enable oil companies to determine which specific stage, or group of stages, from which crude oil flowed into the wellbore. Current data sets suggest that less than 80 percent of all stages actually flow crude oil. FlowProfiler data can be used to determine which specific stages need to be re-stimulated to maximize daily oil production and ultimate hydrocarbon recovery from the reservoir.

Core's HTD-Blast and HTD-Blast XLTM perforating systems continue to penetrate the market for unconventional tight-oil developments. Many clients are adding more closely spaced stages and are pumping maximum quantities of proppant into fracture stimulations to more effectively drain shale reservoirs. These techniques are increasing the market for the Company's fracture diagnostic technologies, and especially the HTD-Blast and HTD-Blast XL perforating systems.

The Company continues to develop several additional technologies to increase the effectiveness of perforating operations in unconventional reservoirs. Core is combining HTD-Blast with its new horizontal orienting technologies to ensure that perforating charges are fired into the reservoir in the direction of maximum stress. Penetrating the reservoir along the direction of maximum stress promotes greater flow and recovery rates of hydrocarbons. Core has also developed KodiakTM propellant technology that combines the Company's High Efficiency Reservoir Optimization ("HERO") technology, now API certified as the industry's deepest penetrating perforating charge, with potassium perchlorate accelerator pellets to boost the effectiveness of the perforating/stimulating event. The detonation of the perforating charge initiates a complex, sequentially oxidizing reaction of the potassium perchlorate (solid rocket fuel) pellet generating a high pressure pulse of gases. This pulse initiates and propagates fractures into the unconventional reservoir sequence, allows for cleaner perforation tunnels, improvement of stimulant/proppant injection and subsequent hydrocarbon production. The Company believes that combining HTD-Blast, horizontal orienting and Kodiak technologies creates a Fracorating SystemTM with the potential to substantially increase reservoir performance in unconventional tight oil developments.

Reservoir Management

Reservoir Management operations recorded second quarter revenue of $23,718,000 and operating income of $7,618,000, increases of 13% and 7%, respectively, over year-earlier second quarter results. Operating margins were 32%.

Core continued to work on, or has completed, 14 major deepwater joint-industry projects in the Golden Triangle, with ExxonMobil, Shell, BP, Chevron, Total, ConocoPhillips, and Petrobras among the over 100 participating companies. These projects include the GOM Lower Tertiary Provenance Study, used to project reservoir quality and thickness and first discussed in Core's third quarter 2004 earnings release, and the most recent North Orange, Walvis, and Namibe Basins Study offshore Namibia and South Africa, where the first deepwater wells are now being spudded. Reservoir Management completed its Pre-Salt West Africa Carbonate Reservoir Study. This reservoir-rock-based study will enable operating companies to better understand these complex carbonate reservoirs and the geological controls on reservoir quality and productivity.

Also in deepwater, Core has been requested to extend its offshore Côte d' Ivoire Reservoir Study into deepwater regions. Several wells, and a recent discovery, have been drilled into deepwater sediments and the study extension will correlate shallow and deepwater sequences. The updated study will allow oil company participants to better evaluate the areal extent of Upper Cretaceous fan systems and future deepwater prospects.

Technical experts from Reservoir Management have also proposed the largest geological study of its kind on the late Jurassic-aged Bazhenov shale located in Western Siberia. The study would evaluate the tight oil potential of this massive unconventional trend. Currently, several Russian-based companies are reviewing the proposal.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the second quarter of 2013, Core Laboratories generated $68,243,000 of cash from operating activities and had capital expenditures of $9,492,000, yielding $58,751,000 in FCF. Therefore, in the first half of 2013, Core has converted 23 cents of every revenue dollar into free cash flow, the highest conversion rate of all major oilfield service companies. Moreover, Core's revenue to FCF conversion rate of 23% is significantly greater than the most recent pre-tax operating income margins for the largest oilfield service companies.

The FCF in the second quarter, along with borrowings from the Company's revolving credit facility, was used to pay $14,688,000 in cash dividends and to repurchase 377,969 shares at an average price of approximately $139.00 per share. Core's outstanding diluted share count of 45,971,000 stands at a 15-plus year low. Core has reduced its diluted share count by over 37,000,000 shares and has returned nearly $1.5 billion to its shareholders via diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 10 years ago.

On 15 April 2013, the Company's Board announced a quarterly cash dividend of $0.32 per share of common stock that was paid on 22 May 2013. This amount represented a 14.2% increase over the quarterly dividend of $0.28 per share that was paid in 2012 and, if paid each quarter of 2013, will equal a payout of $1.28 per share of common stock. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 9 July 2013, the Board announced a quarterly cash dividend of $0.32 per share of common stock payable in the third quarter of 2013. The quarterly $0.32 per share cash dividend will be payable on 19 August 2013 to shareholders of record on 19 July 2013. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Comp Group. Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group.

Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update the ROIC for the oilfield services sector for the second quarter 2013 in its third quarter 2013 earnings release.

Third Quarter 2013 and Full Year 2013 Earnings Guidance

After reporting the most profitable quarter in its history, the Company's outlook for the balance of 2013 remains positive. With continued support from robust Brent crude pricing and the expected delivery of additional deepwater drilling rigs, Core believes that it will continue to increase revenue in more established fields, as well as in new field development projects. In addition, consistent with its operating history over the past decade, the Company plans to enter new fields where it currently does not have operations and offer new technologies and additional services in 2013. These new technologies and services will be focused on increasing daily production and ultimate hydrocarbon recovery rates from deepwater fields and liquids-related unconventional reservoir developments worldwide. Specific technological developments currently underway are designed to increase hydrocarbon recovery rates in undersaturated reservoirs similar to Lower Tertiary reservoirs in the deepwater GOM and several pre-salt fields in the Santos Basin offshore Brazil. Therefore, Core believes that its business model, with a stated goal to achieve revenue growth of 200 to 400 basis points above the increase in worldwide industry activity directed towards producing fields, remains intact, with incremental margins positively impacting operating margins.

Core expects 2013 FCF to be higher than previously guided and is now expected to exceed $250,000,000, with the Company's client-directed capital expenditures to equal, or be slightly greater than, that of 2012. The Company increased its quarterly dividend in the first quarter of 2013, while further increasing its Shareholder Capital Return Program. Core is currently trading at a multiple of approximately 26 to 28 times FCF while most of the world's largest oilfield service companies trade, on average, in excess of 40 times their FCF.

For the remainder of 2013, Core continues to anticipate North American activity levels to stabilize at second quarter levels and international activity levels to increase approximately 7%, yielding a worldwide activity increase of approximately 5%. The Company expects its revenue to grow at a rate faster than its anticipated change in worldwide industry activity by approximately 200 to 400 basis points. However, if worldwide activity levels exceed Core's anticipated level of industry activity, the Company's revenue growth could be higher.

Therefore, for the third quarter of 2013, Core expects revenue of approximately $263,000,000 to $268,000,000 and EPS in the $1.33 to $1.34 range. For the fourth quarter of 2013, Core expects revenue to range from $268,000,000 to $270,000,000 and EPS of $1.37 to $1.38.

This operations guidance excludes any foreign currency gains or losses, and a 25% effective tax rate is assumed for the year. This would increase the midpoint of full-year EPS guidance by $0.09 to $5.25, an increase of 16% over 2012 full-year results.

The Company has scheduled a conference call to discuss Core's second quarter 2013 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CET on Thursday, 18 July 2013. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2012 Form 10-K filed on 19 February 2013, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	30 June 2013	30 June 2012	30 June 2013	30 June 2012

REVENUE	$263,139	$247,006	$524,066	$481,197

OPERATING EXPENSES:
Costs of services and sales	163,503	156,380	327,148	305,520
General and administrative expenses	11,173	10,205	23,982	20,379
Depreciation and amortization	5,964	5,077	11,989	10,960
Other (income) expense, net	630	3,218	41	(1,694)

OPERATING INCOME	81,869	72,126	160,906	146,032
Interest expense	2,263	2,178	4,532	4,368

INCOME BEFORE INCOME TAX EXPENSE	79,606	69,948	156,374	141,664
INCOME TAX EXPENSE	19,664	16,997	39,700	34,783
NET INCOME	59,942	52,951	116,674	106,881
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	266	35	482	14
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$59,676	$52,916	$116,192	$106,867

Diluted Earnings Per Share:	$1.29	$1.11	$2.51	$2.23

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	46,128	47,791	46,313	47,868

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$129,222	$126,462	$254,467	$242,568
Production Enhancement	110,199	99,547	217,630	196,280
Reservoir Management	23,718	20,997	51,969	42,349
Total	$263,139	$247,006	$524,066	$481,197

Operating income (loss):
Reservoir Description	$36,918	$38,076	$71,769	$70,491
Production Enhancement	37,239	29,564	71,477	63,095
Reservoir Management	7,475	7,113	17,321	15,028
Corporate and other	237	(2,627)	339	(2,582)
Total	$81,869	$72,126	$160,906	$146,032

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 June 2013	31 December 2012
	(Unaudited)
Cash and Cash Equivalents	$23,220	$19,226
Accounts Receivable, net	190,867	184,774
Inventory	54,831	49,265
Other Current Assets	39,766	43,642
Total Current Assets	308,684	296,907

Property, Plant and Equipment, net	130,829	125,418
Intangibles, Goodwill and Other Long Term Assets, net	215,603	214,191
Total Assets	$655,116	$636,516

LIABILITIES AND EQUITY:

Accounts Payable	55,928	55,168
Other Current Liabilities	85,028	85,342
Total Current Liabilities	140,956	140,510

Long-Term Debt & Lease Obligations	250,013	234,033
Other Long-Term Liabilities	76,669	74,060

Total Equity	187,478	187,913
Total Liabilities and Equity	$655,116	$636,516

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Six Months Ended
30 June 2013

CASH FLOWS FROM OPERATING ACTIVITIES	$136,501

CASH FLOWS FROM INVESTING ACTIVITIES	(20,994)

CASH FLOWS FROM FINANCING ACTIVITIES	(111,513)

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,994
CASH AND CASH EQUIVALENTS, beginning of period	19,226
CASH AND CASH EQUIVALENTS, end of period	$23,220

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	30 June 2013	30 June 2012

Operating income	$81,869	$72,126
Foreign exchange losses	1,631	1,355
NYSE Euronext listing-related costs	—	683
Legal entity realignment	—	1,860
Operating income excluding specific items	$83,500	$76,024

	Six Months Ended	Six Months Ended
	30 June 2013	30 June 2012

Operating income	$160,906	$146,032
Foreign exchange losses	1,631	329
NYSE Euronext listing-related costs	—	683
Legal entity realignment	—	1,860
Gain from insurance settlement	—	(3,366)
Operating income excluding specific items	$162,537	$145,538

	Three Months Ended 30 June 2013
	Reservoir Description	Production Enhancement	Reservoir Management

Operating income	$36,918	$37,239	$7,475
Foreign exchange losses	731	723	143
Operating income excluding specific items	$37,649	$37,962	$7,618

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	30 June 2013	30 June 2012

Net income	$59,676	$52,916
Foreign exchange losses (net of tax)	1,228	1,026
NYSE Euronext listing-related costs (net of tax)	—	517
Legal entity realignment (net of tax)	—	1,408
Impact of lower effective tax rate	—	(517)
Net income excluding specific items	$60,904	$55,350

	Six Months Ended	Six Months Ended
	30 June 2013	30 June 2012

Net income	$116,192	$106,867
Foreign exchange losses (net of tax)	1,228	254
NYSE Euronext listing-related costs (net of tax)	—	517
Legal entity realignment (net of tax)	—	1,408
Gain from insurance settlement (net of tax)	—	(2,531)
Impact of lower effective tax rate	—	(517)
Net income excluding specific items	$117,420	$105,998

Reconciliation of Earnings Per Diluted Share
(Unaudited)

	Three Months Ended	Three Months Ended
	30 June 2013	30 June 2012

Earnings per diluted share	$1.29	$1.11
Foreign exchange losses (net of tax)	0.03	0.02
NYSE Euronext listing-related costs (net of tax)	—	0.01
Legal entity realignment (net of tax)	—	0.03
Impact of lower effective tax rate	—	(0.01)
Earnings per diluted share excluding specific items	$1.32	$1.16

	Six Months Ended	Six Months Ended
	30 June 2013	30 June 2012

Earnings per diluted share	$2.51	$2.23
Foreign exchange losses (net of tax)	0.03	—
NYSE Euronext listing-related costs (net of tax)	—	0.01
Legal entity realignment (net of tax)	—	0.03
Gain from insurance settlement (net of tax)	—	(0.05)
Impact of lower effective tax rate	—	(0.01)
Earnings per diluted share excluding specific items	$2.54	$2.21

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	30 June 2013	30 June 2013

Net cash provided by operating activities	$68,243	$136,501
Capital expenditures	(9,492)	(17,935)
Free cash flow	$58,751	$118,566

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